Exhibit 99.2

CACI Closes Transaction With Century Technologies

Acquisition Expands Network Services and e-Commerce Businesses

Arlington, Va., April 3, 2000 -- CACI International Inc (NASDAQ: CACI) announced today that it had completed the purchase of substantially all of the assets of Century Technologies, Incorporated (CENTECH), a privately-held information technology (IT) company based in Maryland. The acquisition augments CACI capabilities in network services and e-commerce, fits CACI's strategic plan for growth in the state & local market, and complements current offerings for federal and commercial clients. The terms of the acquisition were not disclosed. The transaction was financed through bank borrowings.

CENTECH is headquartered in Silver Spring, Maryland, with facilities in Texas, Ohio, and Oklahoma. The company provides full-service IT solutions for networking and telecommunications, e-commerce, geospatial technologies, and software engineering. The company's client base includes the federal government, state governments, and the military services. CENTECH revenues for its fiscal year ending March 31, 1999 were $23.7 million, up 16% from 1998.

CENTECH offerings include high-level IT solutions for network services and e-commerce. For example, CENTECH supports, operates, and maintains networks and network systems infrastructure for the U.S. Department of State. In addition, CENTECH is a leading national provider of electronic benefits transfer (EBT) systems with a broad range of clients, including the State of Ohio, for which CENTECH supports EBT activities and is implementing the first statewide EBT program to use "smart card" technology. This CENTECH support ranges across the entire spectrum of IT activities, including systems design and development, implementation, and EBT field support.

CACI Chairman and CEO Dr. J.P. (Jack) London said, "CENTECH is a terrific fit with our strategic plans. I anticipate CACI's acquisition of CENTECH to contribute to rapid growth in our network services and e-commerce lines of business. CENTECH also brings an outstanding culture of client responsiveness that perfectly complements CACI's own focus on quality client service. We expect the transaction to be accretive immediately."

CACI International Inc (http://www.caci.com) is an information technology products and services provider specializing in developing and integrating systems, software, and networks and providing intelligence, e-commerce, and information assurance services to government agencies and commercial enterprises worldwide. Celebrating 38 years in business, the company has approximately 4,300 employees and operates out of more than 90 offices in the U.S. and Europe.

There are statements made above which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: changes in interest rates; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds; government contract procurement (such as bid protest) and termination risks; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; our ability to complete acquisitions and/or divestitures appropriate to achievement of our strategic plans; and other risks described in the Company's Securities and Exchange Commission filings.

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Investor contact:	Media contact:

David Dragics Director, Investor Relations (703) 841-7835 ddragics@caci.com	Jody Brown Vice President, Public Relations (703) 841-7801 jbrown@caci.com